Exhibit 99.1

MOBILITY AND GLOBAL COMMUNICATION:

CORNERSTONES OF THE NEW CUTEFTP® BY GLOBALSCAPE®

Globalscape releases new version of CuteFTP

SAN ANTONIO – November 28, 2012 — Globalscape (NYSE MKT: GSB) announced today that it has updated its consumer FTP client offerings with the newest version of its award-winning CuteFTP® software. With consumer demand driving the update, Globalscape now offers several new, key features including mobility and global communication options as well as performance enhancements for CuteFTP.

Version 9 of CuteFTP introduces the addition of TappIn™, a secure mobile file sharing application. CuteFTP users can decide whether to share files via FTP or by logging into TappIn. This gives CuteFTP users the ultimate in flexibility, allowing others who may not have an FTP client to access files shared via TappIn.

To further meet the demands of customers, CuteFTP version 9 provides UTF-8 character encoding support for international file naming, support for WebDAV shares, and numerous interface and security enhancements. This provides users the ability to communicate globally with ease.

CuteFTP version 9 also combines all features and functionality previously found in three separate editions of the product (Pro, Home and Lite) into a single package. CuteFTP is the easiest and most secure way to transfer files between desktops, mobile devices, and remote servers using comprehensive protocol options such as FTP/S, HTTP/S, and SFTP. And with CuteFTP’s built-in HTML editor, users can edit their files on remote servers.

“Millions of consumers have chosen CuteFTP as their source for secure, reliable file data transfers since it was released in 1996,” says Bill Buie, Globalscape Executive Vice President of Sales and Marketing. “The features added in CuteFTP version 9 are a great way to add value while meeting the evolving file transfer needs of our customers around the world.”

Users upgrading from earlier CuteFTP versions can automatically migrate their existing CuteFTP sites and global options to version 9.

CuteFTP version 9 is available for purchase and download at http://www.cuteftp.com/.

About Globalscape

San Antonio, Texas-based GlobalSCAPE, Inc. (NYSE MKT: GSB) is a leading provider of software and services that enable customers to access and share information quickly, securely, and reliably. Beginning in 1996 with its CuteFTP® product, Globalscape has been helping businesses and consumers – including 15,000 companies in more than 150 countries – facilitate cost-effective, secure information exchange. With its 2011 acquisition of Seattle-based TappIn Inc., Globalscape also offers customers the ability to access and share documents, pictures, videos, and music – anytime, from anywhere – easily and securely, without the need for uploading, syncing, or paying for cloud storage. For more information, visit www.globalscape.com or follow the blog and Twitter updates.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “would,” “exceed,” “should,” “anticipates,” “believe,” “steady,” “dramatic,” and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based upon the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks that are detailed in the Company’s Annual Report on Form 10-K for the 2011 calendar year, filed with the Securities and Exchange Commission on March 29, 2012.